UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2024

VENUS CONCEPT INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38238	06-1681204
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

235 Yorkland Blvd, Suite 900
Toronto, Ontario M2J 4Y8
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (877) 848-8430

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VERO	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 23, 2024, Venus Concept Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan and Security Agreement”), by and among Venus Concept USA Inc. (the “Borrower”), Venus Concept Canada Corp. (“Venus Canada”), Venus Concept Ltd. (“Venus Israel”, and together with the Company and Venus Canada, the “Guarantors,” and together with the Borrower, the “Loan Parties”), each lender party thereto (collectively, the “Lenders”) and Madryn Health Partners, LP, as administrative agent (“Madryn”). Pursuant to the Loan and Security Agreement, the Lenders have agreed to provide the Borrower with bridge financing (the “Bridge Financing”) in the form of a term loan in the original principal amount of $2,237,906.85  and one or more delayed draw term loans of up to an additional principal amount of $2,762,093.15. The Bridge Financing matures on May 26, 2024 (the “Maturity Date”). Pursuant to the Loan and Security Agreement, each of the Guarantors, jointly and severally, absolutely and unconditionally guarantees, as primary obligor and not merely as surety, that the Obligations (as defined in the Loan and Security Agreement) will be performed and paid in full in cash when due and payable, whether at the stated or accelerated maturity thereof or otherwise, this guarantee being a guarantee of payment and not of collectability and being absolute and in no way conditional or contingent.

Borrowings under the Bridge Financing will bear interest at a rate per annum equal to 12%. On the Maturity Date, the Loan Parties are obligated to make a payment equal to all unpaid principal and accrued interest.

The Loan and Security Agreement also provides that all present and future indebtedness and the obligations of the Borrower to Madryn shall be secured by a priority security interest in all real and personal property collateral of the Loan Parties.

The Loan and Security Agreement contains customary representations, warranties and affirmative and negative covenants. In addition, the Loan and Security Agreement contains customary events of default that entitle Madryn to cause the Borrower’s indebtedness under the Loan and Security Agreement to become immediately due and payable, and to exercise remedies against the Loan Parties and the collateral securing the term loan. Under the Loan and Security Agreement, an event of default will occur if, among other things, any Loan Party fails to make payments under the Loan and Security Agreement, any Loan Party breaches any of the covenants under the Loan and Security Agreement, a Change of Control (as defined in the Loan and Security Agreement) occurs, any Loan Party, or its assets, become subject to certain legal proceedings, such as bankruptcy proceedings. Upon the occurrence and for the duration of an event of default, a default interest rate equal to 15.0% per annum will apply to all obligations owed under the Loan and Security Agreement.

 The forgoing descriptions of the Loan and Security Agreement is qualified in its entirety by reference to the full text of such agreement, which is filed hereto as Exhibit 10.1, and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The applicable information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Loan and Security Agreement by and among Venus Concept USA Inc., Venus Concept Inc., Venus Concept Canada Corp., Venus Concept Ltd and Madryn Health Partners, LP dated April 23, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENUS CONCEPT INC.

Date: April 24, 2024	By:	/s/ Domenic Della Penna
Domenic Della Penna
Chief Financial Officer